Exhibit 16.1

April 20, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of REalloys Inc.’s Form 8-K dated April 17, 2026, and have the following comments:

1.	We agree with the statements made in the first through the third paragraphs.
2.	We have no basis on which to agree or disagree with the statements in the fourth paragraph.

/s/ Victor Mokuolu, CPA PLLC

Very truly yours,

Victor Mokuolu, CPA PLLC